Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated August 12, 2021, with respect to the Combined Carve-out Financial Statements of Codere Online Business included in this Registration Statement on Form F-4 and related Prospectus of Codere Online Luxembourg, S.A.

/s/ Ernst & Young, S.L.

Madrid, Spain

August 12, 2021